EXHIBIT 99

SP Plus Corporation Announces Third Quarter and Year-to-Date 2018 Results

Solid growth in net income and EPS;
Reported results impacted by acquisition-related costs;
Reaffirms previously provided 2018 adjusted guidance measures;
Lowers 2018 free cash flow outlook

CHICAGO, Oct. 31, 2018 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related services to commercial, institutional and municipal clients throughout North America, today announced its third quarter and nine-month 2018 results.

G Marc Baumann, President and Chief Executive Officer, stated, “We continue to generate solid bottom-line results, however, gross profit growth in the third quarter was less than we expected. Fluctuations in the timing and magnitude of changes in prior-year casualty loss reserve estimates worked against us this quarter. The Airport Division continued to show solid growth but growth was softer than expected in the Commercial Division. While we have successfully generated strong same location gross profit growth in the Commercial Division, new business did not completely backfill a higher than expected level of contract terminations. Driving new business growth remains a key focus and we’re making progress on a number of initiatives.”

Mr. Baumann continued, “We remain pleased with the execution of our other key strategic initiatives, including implementing our vertical market strategy, expanding our revenue management and marketing capabilities, deploying technology solutions, and reducing the total cost of risk.  In addition, we continue to be successful in maintaining tight cost controls. Finally, we recently announced our intent to acquire Bags, a leading provider of baggage services to airline, airport, hospitality and other industries. We are very excited about this acquisition and believe it will enable strong cross-selling and other revenue synergy opportunities, diversify our business and drive shareholder value.”

Financial Summary

In millions except per share	Three Months Ended September 30, 2018		Three Months Ended September 30, 2017
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$45.0	$45.0	$45.9	$45.8
General and administrative expenses (2)	$18.7	$18.1	$19.6	$19.5
Net income attributable to SP Plus (2)	$13.5	$14.6	$11.2	$11.2
Earnings per share (EPS) (2)	$0.60	$0.64	$0.50	$0.50
EBITDA (1),(2)	$25.3	$25.9	$25.6	$25.5
Net cash provided by operating activities	$10.3	NA	($6.0)	NA
Free cash flow (1)	$8.1	NA	($5.8)	NA

In millions except per share	Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$135.6	$135.6	$143.9	$135.5
General and administrative expenses (2)	$63.3	$59.9	$63.3	$62.1
Net income attributable to SP Plus (2)	$44.1	$39.9	$33.4	$29.3
Earnings per share (EPS) (2)	$1.95	$1.76	$1.48	$1.30
EBITDA (1),(2)	$69.8	$73.3	$78.1	$70.7
Net cash provided by operating activities	$35.6	NA	$21.4	NA
Free cash flow (1)	$29.1	NA	$17.1	NA

(1) Refer to the disclosure regarding use of non-GAAP financial measures and the accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted earnings per share attributable to SP Plus (“adjusted EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger/acquisition and integration costs, including costs incurred to evaluate potential acquisitions, (b) non-routine structural and other repairs at legacy Central Parking lease locations, (c) non-routine settlements, (d) the net impact of non-routine asset sales or dispositions, (e) the net loss or gains and the financial results related to sold businesses, (f) the equity in income or losses from investment in unconsolidated entities, and (g) non-routine tax items, including the overall net impact of the U.S. Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”) on 2017.  Please refer to the accompanying financial tables for a reconciliation of these adjusted measures to U.S. GAAP.

Third Quarter Operating Results

Reported gross profit in the third quarter of 2018 was $45.0 million, compared to $45.9 million in the same quarter of 2017, a decrease of $0.9 million or 2%. Adjusted gross profit for the third quarter of 2018 was also $45.0 million, a decrease of $0.8 million, or 2%, as compared to the third quarter of 2017. The primary driver of the year-over-year decrease in gross profit was a large reduction in prior-year casualty loss reserve estimates that benefitted the third quarter of 2017 and did not reoccur in the third quarter of this year. The timing and magnitude of changes in prior-year loss reserve estimates are difficult to predict. While gross profit from same locations showed strong growth as compared to the comparable period of last year, the impact of contract terminations was not fully offset by the addition of new business.

Reported general and administrative (“G&A”) expenses for the third quarter of 2018 were $18.7 million, which included costs incurred to evaluate the recently announced acquisition of Bags, as compared to $19.6 million in the third quarter of 2017, a decrease of $0.9 million or 5%. Adjusted G&A expenses for the third quarter of 2018 were $18.1 million, down $1.4 million or 7% from the third quarter of 2017. The decrease in adjusted G&A was primarily due to a reduction in accruals for performance-based and long-term compensation as well as continued cost control discipline.

Reported net income attributable to SP Plus and EBITDA were $13.5 million and $25.3 million in the third quarter of 2018, respectively, as compared to $11.2 million and $25.6 million in the same period of 2017, respectively. Reported net income for 2018 included some non-routine tax items related to a potential tax settlement and the write-off of certain deferred tax assets, partially offset by a favorable change in estimate relating to the Company’s transition tax accrual. Adjusted EBITDA increased by $0.4 million, or 2%, to $25.9 million for the third quarter of 2018, compared to $25.5 million on the same basis for the third quarter of 2017, for the reasons affecting adjusted gross profit and adjusted G&A identified above.

Reported earnings per share (“reported EPS”) for the third quarter of 2018 was $0.60, as compared to $0.50 for the same period of 2017. A lower effective tax rate resulted in an approximately $0.11 year-over-year increase in reported EPS, while non-routine tax items in 2018 represented a $0.03 reduction in 2018 reported EPS. Adjusted EPS was $0.64 for the third quarter of 2018, an increase of $0.14 per share, or 28%, compared to adjusted EPS of $0.50 for the third quarter of 2017. A lower effective tax rate in 2018, lower depreciation and amortization expenses, as well as growth in adjusted EBITDA contributed to the year-over-year increase in adjusted EPS.

Year-to-Date Operating Results

Reported gross profit for the first nine months of 2018 was $135.6 million, compared to $143.9 million for the same period of 2017, a decrease of $8.3 million or 6%. On an adjusted basis, which excludes the earnings realized from the 2017 joint venture transaction as well as other non-routine items, nine-month 2018 adjusted gross profit was $135.6 million, an increase of $0.1 million as compared to the same period of 2017. The year-over-year increase in adjusted gross profit was primarily due to strong same location gross profit growth and continued reduction in overall health program costs, which were offset by the impact of contract terminations that outpaced new business additions. Fluctuations in prior-year casualty loss reserve estimates were not a meaningful factor in the year-over-year gross profit increase.

Reported G&A expenses for the first nine months of 2018 were $63.3 million, flat year-over-year. Excluding restructuring, integration and acquisition-related costs, adjusted G&A expenses for the first nine months of 2018 were $59.9 million, a decrease of $2.2 million, or 4%, from the same period of 2017. A $1.7 million cost recovery received from a vendor partner in the second quarter of 2018 and continued strong cost controls contributed to the year-over-year decrease in adjusted G&A.

Reported net income attributable to SP Plus and EBITDA were $44.1 million and $69.8 million, respectively, for the first nine months of 2018, compared to $33.4 million and $78.1 million, respectively, for the same period of 2017. The reported results reflect the earnings realized from the Company’s proportionate share of a 2017 joint venture transaction and the 2018 sale of a joint venture interest in Parkmobile, as well as non-routine tax items related to a potential tax settlement, the write-off of certain deferred tax assets, and a favorable a change in estimate relating to the Company’s transition tax accrual. Adjusted EBITDA increased by 4%, or $2.6 million, to $73.3 million for the first nine months of 2018, compared to $70.7 million for the same period of 2017, for the same reasons mentioned above regarding adjusted gross profit and adjusted G&A.

Reported EPS for the first nine months of 2018 was $1.95 as compared to $1.48 for the same period of 2017. Earnings realized from the 2017 joint venture transaction contributed $0.22 per share to 2017 reported EPS whereas the 2018 sale of a joint venture interest in Parkmobile contributed $0.33 per share to 2018 reported EPS. In addition, a lower effective tax rate resulting from the 2017 Tax Act contributed approximately $0.23 to reported EPS growth. Adjusted EPS were $1.76 for the first nine months of 2018, an increase of $0.46 per share or 35%, compared to adjusted EPS of $1.30 for the same period of 2017. In addition to adjusted EBITDA growth, lower depreciation and amortization expense, primarily due to certain merger-related intangible assets that have been fully amortized, lower interest expense and a lower effective tax rate contributed to the growth in adjusted EPS.

Net cash provided by operating activities in the first nine months of 2018 was $35.6 million and resulting free cash flow was $29.1 million, which reflects cash use of $1.4 million related to acquisition-related activities.

Recent Developments

  On October 17, 2018, the Company announced that it entered into a definitive purchase agreement to acquire Bags, a leading provider of baggage delivery, remote airline check in, and other related services, primarily to airline, airport and hospitality clients.

  Recent select wins for SP+ Hospitality Services include the Eaton Hotel (DC), Hotel Julian (IL), Embassy Suites Inner Harbor (MD), JW Marriott Minneapolis Mall of America (MN), and AC Hotel by Marriott Minneapolis West End (MN).

  SP+ GAMEDAY will provide game day parking management services for Northwestern University’s Big Ten football and basketball seasons, as well as shuttle operations during the football season.  SP+ GAMEDAY was also selected to provide game day parking management services for Mississippi State University's event operations starting with the 2018 football season.

2018 Outlook

Due to unplanned acquisition-related costs, the Company does not expect to achieve its previously provided guidance on reported net income, reported EPS, and reported EBITDA.  The Company reaffirms, however, its previously provided full-year 2018 guidance on the corresponding adjusted measures (adjusted net income, adjusted EPS, and adjusted EBITDA). The Company now expects net cash from operating activities to be in the range of $65 million to $75 million and free cash flow to be in the range of $50 million to $60 million. The post-acquisition results of Bags are not expected to have a material impact on 2018 and were not contemplated in any of the guidance measures for 2018.

Conference Call

The Company's quarterly earnings conference call will be held at 8:00 a.m. (Central Time) on November 1, 2018, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 20,000 employees and operates approximately 3,500 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving approximately 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 37 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2018 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; changing consumer preferences that may lead to a decline in parking demand; the Company’s ability to preserve long-term client relationships; difficulty obtaining insurance coverage or obtaining insurance coverage at competitive rates; risk that insurance reserves are inadequate because losses are worse than expected; losses not covered by insurance; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; information technology disruption, cyber attacks, cyber terrorism and security breaches; adverse litigation judgments or settlements; breach of credit facility terms may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; failure of risk management and safety programs to reduce the cost of risk; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; weather conditions, natural disasters, and military or terrorist attacks, which may lead to emergency safety measures; adverse weather conditions that lead to fluctuating financial results; risks related to any acquisitions undertaken by the Company; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to the Company’s competitors or clients; availability of adequate capital to grow the Company’s business; the Company's ability to obtain performance bonds on acceptable terms; the impact of Federal health care reform; adverse changes in tax laws or rulings, uncertainties in the interpretation and application of the Tax Cuts and Jobs Act of 2017; and actions of activist investors.  In addition, risks relating to the proposed Bags acquisition include the risk that the proposed acquisition is not completed on a timely basis or at all; the risk that the tax and other benefits that SP Plus anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the risk that certain risks and liabilities associated with Bags have not been discovered; the risk that antitrust clearance or any necessary third-party consents may not be obtained, that the financing may not be consummated or that other conditions to the closing of the acquisition may not be satisfied; the effects of litigation that may be filed in connection with the transaction; the effect of the acquisition on SP Plus' and Bags' relationships with their respective clients, customers, vendors and personnel; and adverse effects on the market price of SP Plus' common stock and on SP Plus’ operating results because of a failure to complete the transaction.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP.  Certain non-GAAP measures, such as adjusted gross profit, adjusted general and administrative expenses (adjusted G&A), adjusted net income attributable to SP Plus (adjusted net income), adjusted net income per share attributable to SP Plus (adjusted EPS), and adjusted EBITDA exclude items that management does not consider indicative of its core performance.  Such adjustments include, among other things: i) restructuring, merger/acquisition and integration related costs, including costs incurred to evaluate potential acquisitions; ii) non-routine structural and other repairs at legacy Central Parking leases; iii) non-routine settlements; iv) the impact of non-routine asset sales or dispositions; v) the net loss or gains and the financial results related to sold businesses; vi) the equity in income or losses from investment in unconsolidated entities; and vii) non-routine tax items, including any further developments related to the U.S. Tax Cuts and Jobs Act of 2017.  Pre-tax adjustments are tax affected at a statutory tax rate of 41% for 2017 and 26% for 2018 for adjusted net income and adjusted EPS purposes.

The Company defines EBITDA, a non-GAAP financial measure, as U.S GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in unconsolidated entities.  Adjusted EBITDA excludes items that management does not consider indicative of its core performance, as defined per above. The Company believes that the presentation of EBITDA and adjusted EBITDA provide useful information regarding the Company’s operating performance and are useful measures to facilitate comparisons to our historical and future operating results.  The Company's definition of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of cash used for acquisitions and net after-tax cash proceeds from the sale of businesses or joint venture related assets), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its ability to generate cash flow from business operations after funding capital expenditures, that can be used to, among other things, repay debt, fund strategic acquisitions, and return value to shareholders.  The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow should not be considered in isolation of, or as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS, or net cash provided by operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets
(millions, except for share and per share data)	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Cash and cash equivalents	$20.2	$22.8
Notes and accounts receivable, net	136.4	122.3
Prepaid expenses and other	13.1	15.5
Total current assets	169.7	160.6
Leasehold improvements, equipment and construction in progress, net	26.3	27.4
Other assets
Advances and deposits	4.2	4.1
Other intangible assets, net	50.1	54.1
Favorable acquired lease contracts, net	18.5	23.3
Equity investments in unconsolidated entities	9.9	18.6
Other assets, net	19.1	18.3
Deferred taxes	15.8	15.9
Cost of contracts, net	8.2	8.9
Goodwill	431.6	431.7
Total other assets	557.4	574.9
Total assets	$753.4	$762.9
Liabilities and stockholders’ equity
Accounts payable	$93.5	$102.8
Accrued rent	22.8	23.2
Compensation and payroll withholdings	22.4	22.2
Property, payroll and other taxes	10.0	6.8
Accrued insurance	18.0	18.9
Accrued expenses	30.4	25.5
Current portion of obligations under Restated Credit Facility and other long-term borrowings	20.9	20.6
Total current liabilities	218.0	220.0
Long-term borrowings, excluding current portion
Obligations under Restated Credit Facility	85.8	132.0
Other long-term borrowings	1.1	1.2
	86.9	133.2
Unfavorable acquired lease contracts, net	26.3	31.5
Other long-term liabilities	63.5	65.1
Total noncurrent liabilities	176.7	229.8
Stockholders’ equity
Preferred stock, par value $0.01 per share; 5,000,000 shares authorized as of September 30, 2018 and December 31, 2017; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of September 30, 2018 and December 31, 2017; 22,729,564 and 22,542,672 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	—	—
Treasury stock, at cost; 305,183 shares as of September 30, 2018 and December 31, 2017, respectively	(7.5)	(7.5)
Additional paid-in capital	256.7	254.6
Accumulated other comprehensive loss	(1.6)	(1.2)
Retained earnings	111.1	67.0
Total SP Plus Corporation stockholders’ equity	358.7	312.9
Noncontrolling interest	—	0.2
Total stockholders’ equity	358.7	313.1
Total liabilities and stockholders’ equity	$753.4	$762.9

SP Plus Corporation
Condensed Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
(millions, except for share and per share data) (unaudited)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Parking services revenue
Lease type contracts	$104.7	$140.9	$311.6	$422.6
Management type contracts	82.6	86.7	264.8	262.8
	187.3	227.6	576.4	685.4
Reimbursed management type contract revenue	174.8	165.1	514.8	512.7
Total parking services revenue	362.1	392.7	1,091.2	1,198.1
Cost of parking services
Lease type contracts	94.2	131.0	283.2	387.0
Management type contracts	48.1	50.7	157.6	154.5
	142.3	181.7	440.8	541.5
Reimbursed management type contract expense	174.8	165.1	514.8	512.7
Total cost of parking services	317.1	346.8	955.6	1,054.2
Gross profit
Lease type contracts	10.5	9.9	28.4	35.6
Management type contracts	34.5	36.0	107.2	108.3
Total gross profit	45.0	45.9	135.6	143.9
General and administrative expenses	18.7	19.6	63.3	63.3
Depreciation and amortization	4.2	4.9	12.7	16.3
Operating income	22.1	21.4	59.6	64.3
Other expenses (income)
Interest expense	2.1	2.2	6.5	7.1
Interest income	(0.1)	(0.2)	(0.3)	(0.5)
Gain on sale of a business	—	—	—	(0.1)
Equity in losses (earnings) from investment in unconsolidated entity	—	0.1	(10.1)	0.5
Total other expenses (income)	2.0	2.1	(3.9)	7.0
Earnings before income taxes	20.1	19.3	63.5	57.3
Income tax expense	5.6	7.3	16.9	21.3
Net income	14.5	12.0	46.6	36.0
Less: Net income attributable to noncontrolling interest	1.0	0.8	2.5	2.6
Net income attributable to SP Plus Corporation	$13.5	$11.2	$44.1	$33.4
Common stock data
Net income per common share
Basic	$0.60	$0.51	$1.97	$1.51
Diluted	$0.60	$0.50	$1.95	$1.48
Weighted average shares outstanding
Basic	22,439,884	22,203,023	22,370,789	22,186,556
Diluted	22,626,746	22,523,036	22,607,274	22,501,378

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows
	Nine Months Ended
(millions) (unaudited)	September 30, 2018	September 30, 2017
Operating activities
Net income	$46.6	$36.0
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	13.4	16.9
Net accretion of acquired lease contracts	(0.5)	(1.2)
Loss on sale of equipment	—	0.1
Net equity in earnings of unconsolidated entities (net of distributions)	(0.4)	(8.6)
Net gain on sale of a business	(10.1)	(0.1)
Amortization of debt issuance costs	0.6	0.6
Amortization of original discount on borrowings	0.4	0.4
Non-cash stock-based compensation	2.1	3.2
Provisions for losses on accounts receivable	0.2	0.2
Deferred income taxes	0.1	(1.5)
Changes in operating assets and liabilities
Notes and accounts receivable	(14.4)	(4.6)
Prepaid assets	2.1	3.5
Other assets	(0.4)	(1.9)
Accounts payable	(9.2)	(14.1)
Accrued liabilities	5.1	(7.5)
Net cash provided by operating activities	35.6	21.4
Investing activities
Purchase of leasehold improvements and equipment	(6.7)	(4.9)
Proceeds from sale of equipment and contract terminations	0.2	0.9
Proceeds from sale of equity method investment in unconsolidated entity	19.3	8.4
Cash received from sale of a business, net	—	0.6
Cost of contracts purchased	(0.8)	(0.6)
Net cash provided by investing activities	12.0	4.4
Financing activities
Payments on revolver (Restated Credit Facility)	(101.6)	(308.7)
Proceeds from revolver (Restated Credit Facility)	104.8	301.5
Payments on term loan (Restated Credit Facility)	(50.0)	(15.0)
Payments on other long-term borrowings	(0.3)	(0.2)
Distribution to noncontrolling interest	(2.6)	(2.4)
Payments of debt issuance costs and original discount on borrowings	(0.1)	(0.1)
Net cash used in financing activities	(49.8)	(24.9)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.3
(Decrease) increase in cash and cash equivalents	(2.6)	1.2
Cash and cash equivalents at beginning of year	22.8	22.2
Cash and cash equivalents at end of period	$20.2	$23.4
Supplemental disclosures
Cash paid during the period for
Interest	$5.5	$6.2
Income taxes, net	$11.8	$21.4
Non-cash transactions
Capital lease obligations incurred to acquire equipment	$0.1	$—

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Gross profit
Gross profit, as reported	$45.0	$45.9	$135.6	$143.9
Add: Non-routine structural repairs and other items	—	—	—	0.1
Add (subtract): Gross profit related to asset sales or dispositions, including earnings from an equity method investee transaction	—	(0.2)	0.1	(8.6)
Other, rounding	—	0.1	(0.1)	0.1
Adjusted gross profit	$45.0	$45.8	$135.6	$135.5

General and administrative expenses
General and administrative expenses, as reported	$18.7	$19.6	$63.3	$63.3
Subtract: Restructuring, merger/acquisition and integration costs	(0.6)	—	(3.4)	(1.2)
Other, rounding	—	(0.1)	—	—
Adjusted G&A	$18.1	$19.5	$59.9	$62.1

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$13.5	$11.2	$44.1	$33.4
Add: Non-routine structural and other repairs	—	—	—	0.1
Add: Restructuring, merger/acquisition and integration costs	0.6	—	3.4	1.2
Add (subtract): EBITDA related to asset sales or dispositions, including earnings from an equity method investee transaction	—	(0.2)	0.1	(8.6)
Add (subtract): (Gain)/loss on sale of business	—	—	—	(0.1)
Add: Equity in (earnings) losses from investment in unconsolidated entity	—	0.1	(10.1)	0.5
Net tax effect of adjustments	(0.2)	—	1.7	2.8
Non-routine tax	0.6	—	0.6	—
Other, rounding	0.1	0.1	0.1	—
Adjusted net income attributable to SP Plus	$14.6	$11.2	$39.9	$29.3

Net income per share, as reported
Basic	$0.60	$0.51	$1.97	$1.51
Diluted	$0.60	$0.50	$1.95	$1.48

Adjusted net income per share
Basic	$0.65	$0.51	$1.78	$1.32
Diluted	$0.64	$0.50	$1.76	$1.30

Weighted average shares outstanding
Basic	22,439,884	22,203,023	22,370,789	22,186,556
Diluted	22,626,746	22,523,036	22,607,274	22,501,378

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income attributable to SP Plus, as reported	$13.5	$11.2	$44.1	$33.4
Add (subtract):
Income tax expense	5.6	7.3	16.9	21.3
Interest expense, net	2.0	2.0	6.2	6.6
Equity in (earnings) losses from investment in unconsolidated entity	—	0.1	(10.1)	0.5
Depreciation and amortization expense	4.2	4.9	12.7	16.3
Other, rounding	—	0.1	—	—
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$25.3	$25.6	$69.8	$78.1

Add: Non-routine structural and other repairs	—	—	—	0.1
Add: Restructuring, merger/acquisition and integration costs	0.6	—	3.4	1.2
Add (subtract): EBITDA related to asset sales or dispositions, including earnings from an equity method investee transaction	—	(0.2)	0.1	(8.6)
Add (subtract): (Gain)/loss on sale of business	—	—	—	(0.1)
Other, rounding	—	0.1	—	—
Adjusted EBITDA	$25.9	$25.5	$73.3	$70.7

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net cash provided by operating activities	$10.3	($6.0)	$35.6	$21.4
Net cash provided by (used in) investing activities	(2.7)	(1.4)	12.0	4.4
less: Proceeds from sale of business or equity method investee's sale of assets, net (a)	1.3	2.3	(15.4)	(6.7)
Distribution to noncontrolling interest	(1.0)	(1.0)	(2.6)	(2.4)
Effect of exchange rate changes on cash and cash equivalents	0.2	0.2	(0.4)	0.3
Other, rounding	—	0.1	(0.1)	0.1
Free cash flow	$8.1	($5.8)	$29.1	$17.1

(a) Net of cash income taxes paid

SP Plus Corporation
Location Count

	September 30, 2018	December 31, 2017	September 30, 2017
Leased facilities	651	667	683
Managed facilities	2,808	2,956	2,964
Total facilities	3,459	3,623	3,647

SP Plus Corporation
Supplemental Financial Information - Reconciliation of forward-looking adjusted measures to their comparable GAAP measures

2018 Revised Outlook (1)
Net cash from operating activities	Approximately $65 - $75 million
less: Capital expenditures, net	Approximately $10 - $14 million
less: Distributions to non-controlling shareholders	Approximately $3 - $4 million
Free cash flow	Approximately $50 - $60 million

(1) Revised outlook as of October 31, 2018

Contacts:
Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com